Exhibit 16.1

September 27, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated September 24, 2014 of Radiant Creations Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

MaloneBailey, LLP

Houston, Texas

www.malone-bailey.com